                                                            EXHIBIT 10(f)

                               STANHOME INC.

                    MANAGEMENT INCENTIVE PLAN (M.I.P.)

                   Amended and Restated January 1, 1996

I.    PURPOSE

      The Management Incentive Plan (M.I.P. or the Plan) is an annual variable compensation plan designed to motivate Stanhome management to achieve superior results. It directly links compensation with the achievement of Company business objectives.

II.   ELIGIBILITY

      The M.I.P. is offered to executives who are in a position to have an impact on the results of the business. This is normally defined as executives in salary grades 15 and above.

      Executives who are hired after the first of the year will be eligible to participate in the Plan as follows:

1) Executives who are hired after the beginning of the year but prior to June 30th are automatically eligible.

2) Executives who are hired after June 30th but prior to September 30th may be eligible to participate in the M.I.P. if meaningful specific objectives are quickly developed.

3) Executives who are hired after September 30th will not be eligible for an M.I.P. award in that year.

      The M.I.P. payout calculation will be based on the actual prorated earnings for the year.

III.  BONUS FORMULA

      An executive's Annual Bonus is based on the following:

      A.    Individual Portion - 40% of Target Bonus
            This portion consists of clearly stated and measurable specific personal objectives that are developed and agreed to between the executive and his or her supervisor.

      B.    Financial Portion - 60% of Target Bonus
            This portion is based on performance of the Company, the Group or the executive's principal business Unit, as applicable, and in direct relation to the Annual Profit Plan. Performance criteria will vary according to the particular business Unit. In cases where an executive is in salary grade 18 and above and has responsibilities that span business Units, the Financial Portion will be split 45%/15% between the executive's principal business Unit and his/her Group.

      C.    Leveraging & Payout
            No leveraging, and no payout, will be earned for performance below 90% of the Annual Profit Plan. Achievement of both Individual and Financial Objectives is leveraged in accordance with the following formula:

            % of Financial Plan Achieved  % Award/Leverage
            less than 90%                 No Award
                      90%                  50% Financial + 100% Individual
                     100%                 100% (Financial & Individual)
                     105%                 125% (Financial & Individual)
                     115%                 175% (Financial & Individual)
                     120% or more         200% (Financial & Individual)

IV.   PLAN ADMINISTRATION

      Financial Objectives

      These objectives are developed from the Annual Profit Plan. Criteria differ for Corporate executives and executives in operating groups. Corporate executives are measured on the average of five factors:

            Factor                        Weight
            Sales                           10%
            Operating Income                20%
            Earnings Per Share              25%
            Return on Equity                25%
            Cash Component                  20%

Groups and particular business Units are measured on three factors:

            Factor                        Weight
            Sales                           15%
            Pre-tax Income*                 70%
            Cash Component                  15%

      *For the Worldwide Direct Selling Group and particular direct selling business Units this measure is Operating Income.

      Each factor in the series is weighted in order to arrive at a composite number for the Financial Portion of the bonus formula. In no event will a financial factor be given credit above the maximum leverage (200% of Plan) or below the minimum leverage (50% of Plan).

      Executives of business Units whose positions are in salary grade 18 and above will participate in the financial results of the executive's principal business Unit and of the Group to which that Unit belongs. In these cases the Financial Portion will be split among the results of the Group (15%) and the executive's principal Unit (45%).

      Income objectives include the "Partners for Profit" concept of counting total Company "through profit" on inter-company transactions.

      Individual Objectives

      At the beginning of each year, the executive meets with his/her supervisor to establish a series of four to six individual objectives that are consistent with job responsibilities and with the Annual Profit Plan. These objectives should represent important goals or projects that the executive intends to accomplish during the year and that will be fully challenging. Objectives should be measurable, with clear criteria specified for evaluating their achievement at year end. Whenever possible, at least one objective, equal to at least 10% of the total, should be measurable in quantitative or financial terms.

      Periodic Review

      During the year, management/supervisors should review with the executive his or her progress toward achieving each of the individual objectives. This generally should take place following the release of the six and nine month earnings results. The management/supervisor should provide information on how the Company, Group and business Unit are doing in relation to planned goals and should review the status of individual objectives. If a change in job responsibilities or business focus requires a change in objectives, these must be approved by senior management of the Group or the Company and the change clearly documented. In all cases, open communication is essential to success of the M.I.P.

V.    AWARD DETERMINATION

      A.    Criteria

            - Individual Portion: At the beginning of the following year, management reviews all results for the prior year and arrives at a determination of the extent to which the participants' individual objectives have been achieved.

            - Financial Portion: Results are determined based upon the Company's audited year-end financial statements compared to the objectives established in the Annual Profit Plan. A separate calculation is made for each of the applicable financial criteria.

      B.    Calculation of Bonus Award

                 If Financial Results are equal to or greater than 100% of
                  Plan: The sum of Individual Portion achieved III(A) plus the Financial Portion achieved III(B) is multiplied by the leveraging formula outlined in III(C) to equal the TOTAL BONUS AWARD.

                 If Financial Results are between 90% and 100% of Plan: There is no leveraging or change to the Individual Portion achieved and the Financial Portion achieved III(B) is reduced by the leveraging formula outlined in III(C). TOTAL BONUS AWARD equals the sum of III(A) and III(B X C).

                 If Financial Results are less than 90% of Plan:  There is no
                  Bonus Award on either Financial or Individual Portions.

                  In order to be eligible for an award, an executive must be on the payroll in good standing through the end of the calendar year. Exceptions apply in the case of retirement or termina-tion without cause prior to year end, approved leave of absence, family or medical leave.

VI.      APPROVALS

         A. Individual Objectives: These require the approval of the immediate supervisor and the respective Group President. CEO approval is required for the first level of direct reports in each Group. The Corporate Vice President, Human Resources will review further levels.

         B. Financial Objectives: Final numbers and calculations will be prepared by the Corporate Finance Department and require approval of the CEO.

         C. Final Payment: All final bonus calculations and recommended pay-ments are submitted to the Compensation and Stock Option Committee of the Board of Directors for review and final approval at the March Committee meeting.